Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Ike Umunnah Media Relations Rockwell Automation 414.382.5679	Jessica Kourakos Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Third Quarter 2019 Results

•	Reported sales down 2.0 percent year over year; organic sales up 0.5 percent

•	Diluted EPS of $2.20; Adjusted EPS of $2.40

•	Updating fiscal 2019 Diluted EPS guidance: $7.58 - $7.78

•	Updating fiscal 2019 Adjusted EPS guidance: $8.50 - $8.70

•	Board authorized additional $1.0 billion for share repurchases

MILWAUKEE (July 25, 2019) — Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2019 third quarter sales of $1,665.1 million, down 2.0 percent from $1,698.7 million in the third quarter of fiscal 2018. Organic sales grew 0.5 percent. Currency translation decreased sales by 2.5 percentage points.
Fiscal 2019 third quarter net income was $261.4 million or $2.20 per share, compared to $198.6 million or $1.58 per share in the third quarter of fiscal 2018. The increases in net income and EPS were primarily due to fair value adjustments in connection with the PTC investment (“the PTC adjustments”). Fiscal 2019 third quarter Adjusted EPS was $2.40, up 11 percent compared to $2.16 in the third quarter of fiscal 2018. The increase in Adjusted EPS was primarily due to lower incentive compensation expense, higher organic sales, and lower share count, partially offset by higher net interest expense.
Pre-tax margin was 19.3 percent in the third quarter of fiscal 2019 compared to 14.8 percent in the same period last year. The increase in pre-tax margin was primarily due to the PTC adjustments.

Total segment operating margin was 23.8 percent compared to 22.5 percent a year ago. The increase in total segment operating margin was primarily due to lower incentive compensation expense, partially offset by higher investment spending. Total segment operating earnings were $395.9 million in the third quarter of fiscal 2019, up 3.5 percent from $382.6 million in the same period of fiscal 2018.
Commenting on the third quarter results, Blake D. Moret, chairman and chief executive officer, said, "Globally, organic sales were up 0.5 percent. In general, we saw strong growth in our longer-cycle end markets, while shorter-cycle end markets weakened. Organic sales growth in the quarter was led by heavy industries, including oil and gas, pulp and paper, and mining, as well as life sciences, each of which grew double digits. Growth was tempered by year-over-year declines in automotive, semiconductor, and food and beverage. At the same time, Information Solutions and Connected Services continued to do very well, growing double digits in the quarter. Adjusted EPS increased by 11 percent in the quarter."
Outlook
The following table provides updated guidance as it relates to sales growth and earnings per share for fiscal 2019:

Sales Growth Guidance		EPS Guidance
Reported sales growth	~ (0.5)%	Diluted EPS	$7.58 - $7.78
Organic sales growth	~ 1.5%	Adjusted EPS	$8.50 - $8.70
Currency translation	~ (2)%

Commenting on the outlook, Moret added, "We believe that uncertainty with respect to global trade is impacting some customers’ investment decisions, particularly those related to the timing of capital investments. Taking into account our year-to-date results, we now expect our fiscal 2019 organic sales to be up about 1.5 percent year over year and we are reducing our Adjusted EPS guidance range to $8.50 to $8.70, which includes aligning our spending to the current market environment.”
Moret continued, "I’m happy with how the market is embracing new Rockwell offerings that add innovation and new expertise to help our customers be more productive. This is important regardless of the macro environment. We also continue to look for ways to be more productive in our own operations, by using all of our strengths and directing resources to initiatives that best accelerate our strategy. That begins with our highly engaged employees and partners who are committed to their roles in this journey.”

Sensia Update
In February 2019, we entered into an agreement to create a new joint venture, Sensia. We continue to believe the transaction will close in calendar 2019, subject to a few remaining regulatory approvals and satisfaction of other customary conditions. Sensia will operate as an independent entity, with Rockwell Automation owning 53% and Schlumberger owning 47% of the joint venture.  As part of the transaction, we will make a $250 million payment to Schlumberger at closing, which will be funded by cash on hand.  We expect that we will consolidate Sensia in our financial results.  Sensia is expected to generate initial annual revenue of approximately $400 million, slightly less than half of which relates to businesses to be contributed to the joint venture by Rockwell Automation.  Due to uncertainty regarding the closing date of the Sensia transaction, our guidance for fiscal 2019 does not include the estimated Sensia impact.

Following is a discussion of fiscal 2019 third quarter results for both segments.

Architecture & Software
Architecture & Software quarterly sales were $747.9 million, a decrease of 4.6 percent compared to $783.7 million in the same period last year. Organic sales decreased 1.9 percent, currency translation decreased sales by 2.8 percentage points, and an acquisition increased sales by 0.1 percentage points. Segment operating earnings were $222.9 million compared to $238.6 million in the same period last year. Segment operating margin decreased to 29.8 percent from 30.4 percent a year ago.

Control Products & Solutions
Control Products & Solutions quarterly sales were $917.2 million, an increase of 0.2 percent compared to $915.0 million in the same period last year. Organic sales increased 2.7 percent and currency translation decreased sales by 2.5 percentage points. Segment operating earnings were $173.0 million compared to $144.0 million in the same period last year. Segment operating margin increased to 18.9 percent from 15.7 percent a year ago due to lower incentive compensation expense and higher organic sales, partially offset by higher investment spending.

Supplemental Information
Cash Flow and ROIC - In the third quarter of fiscal 2019, cash flow provided by operating activities was $351.2 million. Free cash flow was $323.4 million. Return on invested capital was 39.0 percent.
General Corporate - Fiscal 2019 third quarter general corporate-net expense was $23.8 million compared to $33.0 million in the third quarter of fiscal 2018. The decrease was primarily due to lower functional expenses, including lower incentive compensation expense.
Tax - On a GAAP basis, the effective tax rate in the third quarter of fiscal 2019 was 18.7 percent compared to 21.1 percent in the third quarter of fiscal 2018. The lower effective tax rate in the third quarter of fiscal 2019 was primarily related to the tax effects on the PTC adjustments and the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), partially offset by lower discrete tax items compared to the third quarter of fiscal 2018. The Adjusted Effective Tax Rate for the third quarter of fiscal 2019 was 17.3 percent compared to 18.7 percent in the prior year. The lower Adjusted Effective Tax Rate in 2019 is primarily related to the Tax Act.
Share Repurchases - During the third quarter of fiscal 2019, the Company repurchased 1.5 million shares of its common stock at a cost of $246.3 million. At June 30, 2019, $333.3 million remained available under the September 6, 2018 share repurchase authorization. Yesterday, the Board of Directors authorized the Company to deploy an additional $1.0 billion to repurchase shares of its common stock.
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.
Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Thursday, July 25, 2019. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (https://www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity initiatives;

•	the availability, effectiveness and security of our information technology systems;

•	competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract, develop, and retain qualified personnel;

•	the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;

•	risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;

•	our ability to manage costs related to employee retirement and health care benefits; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world's largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs approximately 23,000 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Sales
Architecture & Software (a)	$747.9	$783.7	$2,240.7	$2,275.8
Control Products & Solutions (b)	917.2	915.0	2,723.9	2,660.7
Total sales (c)	$1,665.1	$1,698.7	$4,964.6	$4,936.5
Segment operating earnings
Architecture & Software (d)	$222.9	$238.6	$669.8	$680.0
Control Products & Solutions (e)	173.0	144.0	454.8	402.9
Total segment operating earnings[1] (f)	395.9	382.6	1,124.6	1,082.9
Purchase accounting depreciation and amortization	(4.1)	(4.3)	(12.5)	(13.2)
General corporate—net	(23.8)	(33.0)	(72.4)	(81.8)
Non-operating pension and postretirement benefit credit (cost)	2.6	(5.6)	7.8	(17.1)
Gain (loss) on investments	(25.6)	(7.3)	(173.8)	(7.3)
Valuation adjustments related to the registration of PTC securities	—	(69.5)	33.7	(69.5)
Costs related to unsolicited Emerson proposals	—	—	—	(11.2)
Interest (expense) income, net	(23.6)	(11.2)	(62.8)	(33.7)
Income before income taxes (g)	321.4	251.7	844.6	849.1
Income tax provision	(60.0)	(53.1)	(156.9)	(659.5)
Net income	$261.4	$198.6	$687.7	$189.6

Diluted EPS	$2.20	$1.58	$5.73	$1.48

Adjusted EPS[2]	$2.40	$2.16	$6.65	$6.00

Average diluted shares for diluted EPS	118.6	125.8	120.0	128.1

Segment operating margin
Architecture & Software (d/a)	29.8%	30.4%	29.9%	29.9%
Control Products & Solutions (e/b)	18.9%	15.7%	16.7%	15.1%
Total segment operating margin[1] (f/c)	23.8%	22.5%	22.7%	21.9%
Pre-tax margin (g/c)	19.3%	14.8%	17.0%	17.2%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension and postretirement benefit credit (cost), costs related to the unsolicited Emerson proposals in the first quarter of fiscal 2018, gains and losses on investments, valuation adjustments related to the registration of PTC securities, gains and losses from the disposition of businesses, interest (expense) income, net and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes non-operating pension and postretirement benefit credit (cost), costs related to the unsolicited Emerson proposals, gains and losses on investments, and valuation adjustments related to the registration of PTC securities, including their respective tax effects and the charges associated with the enactment of the Tax Act. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit credit (cost) and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Sales (a)	$1,665.1	$1,698.7	$4,964.6	$4,936.5
Cost of sales[1]	(934.8)	(954.0)	(2,787.4)	(2,787.7)
Gross profit (b)[1]	730.3	744.7	2,177.2	2,148.8
Selling, general and administrative expenses (c)[1]	(361.7)	(399.6)	(1,133.4)	(1,172.8)
Other income (expense)[1,2]	(20.4)	(76.9)	(128.0)	(73.1)
Interest expense	(26.8)	(16.5)	(71.2)	(53.8)
Income before income taxes	321.4	251.7	844.6	849.1
Income tax provision[3]	(60.0)	(53.1)	(156.9)	(659.5)
Net income	$261.4	$198.6	$687.7	$189.6

Gross profit as percent of sales (b/a)	43.9%	43.8%	43.9%	43.5%
SG&A as percent of sales (c/a)	21.7%	23.5%	22.8%	23.8%

1Beginning with the first quarter of fiscal 2019, we have adopted ASU 2017-07, which defines operating and non-operating pension and postretirement benefit cost. Under this new standard, only the service cost component of pension and postretirement benefit cost is an operating cost. All other components of pension and postretirement benefit cost are considered to be non-operating costs. Amounts shown for fiscal 2018 have been recast to conform to fiscal 2019 reporting. Accordingly, in the three and nine months ended June 30, 2018, non-operating pension and postretirement benefit cost were reclassified out of Cost of sales and Selling, general and administrative expenses and into Other income (expense). In the three months ended June 30, 2018, the reclassification resulted in a decrease in Cost of sales of $3.0 million, an increase in Gross profit of $3.0 million, a decrease in Selling, general and administrative expenses of $2.6 million, and an increase in expense within Other income (expense) of $5.6 million. In the nine months ended June 30, 2018, the reclassification resulted in a decrease in Cost of sales of $9.2 million, an increase in Gross profit of $9.2 million, a decrease in Selling, general and administrative expenses of $7.9 million, and an increase in expense within Other income (expense) of $17.1 million.
2In the three months ended June 30, 2019, Other income (expense) included a $25.6 million loss due to the change in value of our investment in PTC and in the nine months ended June 30, 2019, Other income (expense) included a $173.8 million loss due to the change in value of our investment in PTC and a $33.7 million gain due to the reversal of valuation adjustments related to the registration of PTC securities.
3In the nine months ended June 30, 2019, income tax provision included the tax effects on the PTC adjustments. In the three months ended June 30, 2018, income tax provision included income of $7.5 million and in the nine months ended June 30, 2018, income tax provision included charges of $389.5 million, associated with the enactment of the Tax Act.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	June 30, 2019	September 30, 2018
Assets
Cash and cash equivalents	$788.8	$618.8
Short-term investments	124.6	290.9
Receivables	1,222.6	1,190.1
Inventories	656.3	581.6
Property, net	556.5	576.8
Goodwill and intangibles	1,282.2	1,290.7
Long-term investments	1,057.9	1,288.0
Other assets	469.9	425.1
Total	$6,158.8	$6,262.0
Liabilities and Shareowners’ Equity
Short-term debt	$299.4	$551.0
Accounts payable	629.9	713.4
Long-term debt	1,941.1	1,225.2
Other liabilities	2,131.9	2,154.9
Shareowners’ equity	1,156.5	1,617.5
Total	$6,158.8	$6,262.0

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Nine Months Ended June 30,
	2019	2018
Operating activities:
Net income	$687.7	$189.6
Depreciation and amortization	112.2	124.9
Change in fair value of investments[1]	140.1	76.8
Retirement benefits expense	51.6	84.9
Pension contributions	(22.0)	(43.2)
Settlement of treasury locks[2]	(35.7)	—
Receivables/inventories/payables	(149.6)	(45.1)
Contract liabilities	26.5	22.5
Compensation and benefits	(73.7)	(8.3)
Income taxes	(66.3)	495.2
Other	36.2	39.9
Cash provided by operating activities	707.0	937.2
Investing activities:
Capital expenditures	(108.7)	(78.6)
Acquisition of businesses, net of cash acquired	(20.7)	(9.9)
Purchases of investments	(3.3)	(296.9)
Proceeds from maturities and sales of investments	258.7	946.8
Proceeds from sale of property	3.3	0.5
Cash provided by investing activities	129.3	561.9
Financing activities:
Net repayment of short-term debt	(550.4)	(349.7)
Issuance of long-term debt, net of discount and issuance costs	987.6	—
Repayment of long-term debt	—	(250.0)
Cash dividends	(346.9)	(328.3)
Purchases of treasury stock	(787.4)	(1,082.2)
Proceeds from the exercise of stock options	36.5	67.9
Other financing activities	—	1.8
Cash used for financing activities	(660.6)	(1,940.5)
Effect of exchange rate changes on cash	(5.7)	(29.4)
Increase (decrease) in cash and cash equivalents	$170.0	$(470.8)

1Included in change in fair value of investments in the nine months ending June 30, 2019 is a $173.8 million loss on investments and a $33.7 million gain due to the reversal of valuation adjustments related to the registration of PTC securities.

2We entered into treasury locks to manage the potential change in interest rates in anticipation of the issuance of $1.0 billion of fixed rate debt in March 2019.  As a result of the changes in the interest rates on the treasury locks between the time we entered into the agreements and the time we priced and issued the debt securities, the Company made a payment of $35.7 million to the counterparty on March 1, 2019.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of changes in currency exchange rates and acquisitions, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of changes in currency exchange rates and acquisitions. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and nine months ended June 30, 2019 compared to sales for the three and nine months ended June 30, 2018:

	Three Months Ended June 30,
	2019					2018
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
North America	$1,008.0	$3.8	$1,011.8	$(0.5)	$1,011.3	$1,013.7	$—	$1,013.7
EMEA	307.9	21.7	329.6	(0.2)	329.4	322.2	—	322.2
Asia Pacific	232.7	13.1	245.8	(0.1)	245.7	248.5	—	248.5
Latin America	116.5	5.0	121.5	—	121.5	114.3	—	114.3
Total	$1,665.1	$43.6	$1,708.7	$(0.8)	$1,707.9	$1,698.7	$—	$1,698.7

	Nine Months Ended June 30,
	2019					2018
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
North America	$2,993.9	$12.9	$3,006.8	$(0.8)	$3,006.0	$2,931.4	$—	$2,931.4
EMEA	933.4	61.0	994.4	(0.3)	994.1	970.2	—	970.2
Asia Pacific	661.8	34.5	696.3	(0.2)	696.1	681.9	—	681.9
Latin America	375.5	23.9	399.4	—	399.4	353.0	—	353.0
Total	$4,964.6	$132.3	$5,096.9	$(1.3)	$5,095.6	$4,936.5	$—	$4,936.5

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and nine months ended June 30, 2019 compared to sales for the three and nine months ended June 30, 2018:

	Three Months Ended June 30,
	2019					2018
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
Architecture & Software	$747.9	$21.5	$769.4	$(0.8)	$768.6	$783.7	$—	$783.7
Control Products & Solutions	917.2	22.1	939.3	—	939.3	915.0	—	915.0
Total	$1,665.1	$43.6	$1,708.7	$(0.8)	$1,707.9	$1,698.7	$—	$1,698.7

	Nine Months Ended June 30,
	2019					2018
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales	Effect of Divestitures	Sales Excluding Divestitures
Architecture & Software	$2,240.7	$64.3	$2,305.0	$(1.3)	$2,303.7	$2,275.8	$—	$2,275.8
Control Products & Solutions	2,723.9	68.0	2,791.9	—	2,791.9	2,660.7	—	2,660.7
Total	$4,964.6	$132.3	$5,096.9	$(1.3)	$5,095.6	$4,936.5	$—	$4,936.5

The following is a reconciliation of reported sales to organic sales for Logix and Process for the three and nine months ended June 30, 2019:

	Three Months Ended June 30, 2019	Nine Months Ended June 30, 2019
Logix
Logix reported growth	(6)%	(3)%
Effect of currency translation	3%	3%
Logix organic growth	(3)%	—%

Process
Process reported growth	(1)%	3%
Effect of currency translation	4%	3%
Process organic growth	3%	6%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit (credit) cost, costs related to the unsolicited Emerson proposals in the first quarter of fiscal 2018, gains and losses on investments, and valuation adjustments related to the registration of PTC securities, including their respective tax effects, and the adjustments related to the Tax Act in fiscal 2018.

We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for net income, diluted EPS and effective tax rate.

We have adopted ASU 2017-07, which defines operating and non-operating pension and postretirement benefit cost. Under this new standard, only the service cost component of pension and postretirement benefit cost is an operating cost. All other components of pension and postretirement benefit cost are considered to be non-operating costs. These components of net periodic pension and postretirement benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these and other excluded costs to be unrelated to the operating performance of our business.

The following are the components of operating and non-operating pension and postretirement benefit cost (in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Service cost	$19.8	$22.6	$59.4	$67.8
Operating pension and postretirement benefit cost	19.8	22.6	59.4	67.8

Interest cost	40.3	39.4	120.6	118.4
Expected return on plan assets	(61.2)	(61.2)	(183.6)	(183.9)
Amortization of prior service credit	(1.1)	(1.3)	(3.2)	(3.7)
Amortization of net actuarial loss	19.6	28.7	59.0	86.3
Settlements	(0.2)	—	(0.6)	—
Non-operating pension and postretirement benefit (credit) cost	(2.6)	5.6	(7.8)	17.1

Net periodic pension and postretirement benefit cost	$17.2	$28.2	$51.6	$84.9

The components of net periodic pension and postretirement benefit cost other than the service cost component are included in the line "Other income (expense)" in the Statement of Operations.

The following are reconciliations of net income, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Net Income	$261.4	$198.6	$687.7	$189.6
Non-operating pension and postretirement benefit (credit) cost	(2.6)	5.6	(7.8)	17.1
Tax effect of non-operating pension and postretirement benefit (credit) cost	0.3	(1.8)	1.0	(5.4)
Costs related to unsolicited Emerson proposals	—	—	—	11.2
Tax effect of costs related to unsolicited Emerson proposals	—	—	—	(3.1)
Change in fair value of investments(1)	25.6	76.8	140.1	76.8
Tax effect in the change in fair value of investments(1)	—	—	(21.7)	—
Effects of the Tax Act	—	(7.5)	—	483.7
Adjusted Income	$284.7	$271.7	$799.3	$769.9

Diluted EPS	$2.20	$1.58	$5.73	$1.48
Non-operating pension and postretirement benefit (credit) cost	(0.02)	0.04	(0.07)	0.12
Tax effect of non-operating pension and postretirement benefit (credit) cost	—	(0.01)	0.01	(0.04)
Costs related to unsolicited Emerson proposals	—	—	—	0.09
Tax effect of costs related to unsolicited Emerson proposals	—	—	—	(0.03)
Change in fair value of investments(1)	0.22	0.61	1.16	0.60
Tax effect in the change in fair value of investments(1)	—	—	(0.18)	—
Effects of the Tax Act	—	(0.06)	—	3.78
Adjusted EPS	$2.40	$2.16	$6.65	$6.00

Effective tax rate	18.7%	21.1%	18.6%	77.7%
Tax effect of non-operating pension and postretirement benefit (credit) cost	—%	0.3%	0.1%	0.2%
Tax effect of costs related to unsolicited Emerson proposals	—%	—%	—%	0.1%
Tax effect in the change in fair value of investments(1)	(1.4)%	(5.7)%	(0.5)%	(1.7)%
Effects of the Tax Act	—%	3.0%	—%	(57.0)%
Adjusted Effective Tax Rate	17.3%	18.7%	18.2%	19.3%
1Includes (gain)/loss on investments and valuation adjustments related to the registration of PTC securities.

Fiscal 2019 Guidance

Diluted EPS	$7.58 - $7.78
Non-operating pension and postretirement benefit credit	(0.09)
Tax effect of non-operating pension and postretirement benefit credit	0.01
Change in fair value of investments[1]	1.18
Tax effect of change in fair value of investments	(0.18)
Adjusted EPS	$8.50 - $8.70

Effective tax rate	~ 18.5%
Tax effect of non-operating pension and postretirement benefit credit	~ — %
Tax effect of change in fair value of investments[1]	~ — %
Adjusted Effective Tax Rate	~ 18.5%
1The actual year-to-date adjustments, which are based on PTC's share price at June 30, 2019, are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity and limited visibility of these items.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Sep. 30, 2017[1]	Dec. 31, 2017	Mar. 31, 2018	Jun. 30, 2018	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019[2]	Jun. 30, 2019
Cash provided by operating activities	$106.9	$212.7	$381.4	$343.1	$362.8	$212.0	$143.8	$351.2
Capital expenditures	(44.2)	(34.1)	(22.1)	(22.4)	(46.9)	(42.0)	(38.9)	(27.8)
Free cash flow	$62.7	$178.6	$359.3	$320.7	$315.9	$170.0	$104.9	$323.4

1Free cash flow for the fourth quarter of fiscal 2017 included a discretionary pre-tax contribution of $200 million to the Company's U.S. pension trust.

2Includes a payment of $31.1 million for taxes due under the Tax Act related to deemed repatriation of foreign earnings and a payment of $35.7 million to settle hedges executed in connection with our issuance of $1.0 billion of long-term notes in the second quarter of fiscal 2019.

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net Income, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	June 30,
	2019	2018
(a) Return
Net Income	$1,033.6	$394.2
Interest expense	90.4	73.3
Income tax provision	292.7	728.4
Purchase accounting depreciation and amortization	16.7	17.8
Return	1,433.4	1,213.7
(b) Average invested capital
Short-term debt	356.2	469.6
Long-term debt	1,512.2	1,236.7
Shareowners’ equity	1,365.8	2,077.8
Accumulated amortization of goodwill and intangibles	877.9	859.9
Cash and cash equivalents	(752.0)	(1,376.3)
Short-term and long-term investments	(348.4)	(1,099.7)
Average invested capital	3,011.7	2,168.0
(c) Effective tax rate
Income tax provision[1]	238.1	244.7
Income before income taxes	$1,326.3	$1,122.6
Effective tax rate	18.0%	21.8%
(a) / (b) * (1-c) Return On Invested Capital	39.0%	43.8%

1The income tax provision used to calculate the effective tax rate is adjusted to remove amounts associated with the enactment of the Tax Act. For the twelve months ended June 30, 2019 and June 30, 2018, these adjustments were $54.6 million and $483.7 million, respectively.